Immediate Release

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850 or mike_sitrick@sitrick.com

Analyst Contact:
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500 or nate.franke@resources-us.com

Resources Connection, Inc. Reports Fourth Quarter and Year-End Results for
Fiscal 2010

•	Company reports fourth quarter earnings per share of $0.05, including contingent consideration and tax valuation allowance of $0.03 per share
•	Fourth quarter gross margin improves to 41.4%
•	Board of Directors announces regular quarterly dividend of $.04 per share
•	Fourth quarter cash flow from operations and adjusted EBITDA improve to $6.8 million and $14.8 million, respectively

IRVINE, Calif., July 20, 2010 – Resources Connection, Inc. (NASDAQ: RECN), a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals (“Resources”) – accomplished professionals in accounting and finance, risk management and internal audit, corporate advisory and strategic communications, information management, human capital, supply chain management and legal services, today announced financial results for its fiscal fourth quarter and year ended May 29, 2010.

Total revenue for the fourth quarter of fiscal 2010 was $133.9 million, up 6.9% and 1.4% on a sequential quarter and quarter-over-quarter basis, respectively. Revenues in the U.S. were up 8.9% and 7.4% sequentially and quarter-over-quarter, respectively, while international revenues increased 0.7% sequentially but declined 14.8% quarter-over-quarter (up 4.6% sequentially but down 19.2% quarter-over-quarter on a constant dollar basis).

Gross margin was 41.4% in the fourth quarter of fiscal 2010, up 280 basis points from the third quarter of fiscal 2010 and 320 basis points from 38.2% in the comparable period of fiscal 2009.  The improvement stems in part from the Sitrick Brincko acquisition.  Selling, general and administrative expenses for the fourth quarter of fiscal 2010 were $43.0 million, down $1.1 million from the third quarter of fiscal 2010 amount of $44.1 million.

Cash flow from operations and adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock based compensation and contingent consideration expense) were $6.8 million and $14.8 million, respectively, for the fourth quarter of fiscal 2010.

“Our improvement this quarter across all significant metrics we track, including revenue, gross margin, adjusted EBITDA and cash flows, is a significant achievement by our offices around the world given the tough macroeconomic environment,” said Tony Cherbak, chief operating officer.  “These results demonstrate the leveragability of our business model.”

The Company’s pre-tax income for the fourth quarter was $8.0 million, including a non-cash charge of $1.2 million related to the adjustment of the estimated fair value of contingent consideration and the employee portion of contingent consideration.  For the year ended May 29, 2010, the pre-tax loss was $1.1 million and the tax provision was $10.6 million.

The Company’s net income for the fourth quarter ended May 29, 2010, was $2.3 million, or $0.05 per diluted share.  Included in the $0.05 net income per diluted share were non-cash charges of $0.03 per diluted share related to an increase in the estimated fair value of contingent consideration, the estimated employee portion of contingent consideration and newly established tax valuation allowances.  This compares with a net loss for the fourth quarter ended May 30, 2009, of $6.3 million, or $0.14 per diluted share.

The Company also announced that its board of directors has approved the commencement of a regular quarterly dividend of $0.04 per share.  The first dividend will be payable to shareholders of record on August 18, 2010 and payable September 15, 2010.  The Company’s board of directors will assess and approve future dividends quarterly.

“The board of directors is pleased to announce the inception of a regular $0.04 per share quarterly dividend,” said Don Murray, chief executive officer of Resources.  “Given our track record of positive cash generation even in a difficult economic environment, we believe a regular dividend provides a consistent way to return capital to shareholders, while still maintaining an adequate capital base to invest, as opportunities present themselves, in opportunities for growth.”

Total revenue for the year ended May 29, 2010 was $499.0 million, down 27.2% from $685.6 million for fiscal 2009.  Revenues in the U.S. in fiscal 2010 were down 23.5% from the prior year while international revenues in fiscal 2010 decreased 36.4% from the prior year (37.6% on a constant dollar basis).

The Company’s net loss for the year ended May 29, 2010, was $11.7 million, or $0.26 per diluted share.  This compares with net income for the year ended May 30, 2009, of $17.8 million, or $0.39 per diluted share.

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – finance and accounting, information management, internal audit, corporate advisory and strategic communications, human capital, legal services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,700 professionals, annually serving 1,800 clients around the world from more than 80 practice offices.

Headquartered in Irvine, California, Resources Global has served 83 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

Resources will hold a conference call for interested analysts and investors at 5:00 p.m. ET today, July 20, 2010.  This conference call will be available for listening via a webcast on the Company’s website: http://www.resourcesglobal.com.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology.  In this press release, such statements include the Company’s beliefs regarding the payment of a regular dividend and its ability to maintain an adequate capital base to invest in opportunities for growth. Such statements and all phases of Resources Connection’s operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K and our other public filings made with the Securities and Exchange Commission (File No. 0-32113).  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Resources Connection’s, and its industry’s, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  The Company undertakes no obligation to update the forward-looking statements in this press release.

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RESOURCES CONNECTION, INC.
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Year Ended
	May 29, 2010	May 30, 2009	May 29, 2010	May 30, 2009

	(unaudited)		(unaudited)

Revenue	$133,905	$132,049	$498,998	$685,576

Direct costs of services	78,523	81,595	303,768	422,171

Gross profit	55,382	50,454	195,230	263,405

Selling, general and administrative expenses (1)	43,004	50,984	182,985	212,680

Employee portion of contingent consideration expense (2)	500	-	500	-

Contingent consideration expense (2)	704	-	1,492	-

Operating income (loss) before amortization and depreciation (1), (2)	11,174	(530)	10,253	50,725

Amortization of intangible assets	1,305	455	3,496	1,383

Depreciation expense	2,021	2,110	8,544	8,898

Operating income (loss) (1), (2)	7,848	(3,095)	(1,787)	40,444

Interest income	(132)	(239)	(656)	(1,593)

Income (loss) before provision for income taxes (1), (2)	7,980	(2,856)	(1,131)	42,037

Provision for income taxes (3)	5,666	3,428	10,618	24,273

Net income (loss) (1), (2), (3)	$2,314	$(6,284)	$(11,749)	$17,764

Basic net income (loss) per share	$0.05	$(0.14)	$(0.26)	$0.39

Diluted net income (loss) per share	$0.05	$(0.14)	$(0.26)	$0.39

Basic shares	46,340	45,066	45,894	45,018

Diluted shares	46,906	45,066	45,894	45,726

RESOURCES CONNECTION, INC.
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

EXPLANATORY NOTES

1.
Selling, general and administrative expenses include $2,882 and $3,979 for the three months ended May 29, 2010 and May 30, 2009, respectively, and $15,493 and $17,790 for the years ended May 29, 2010 and May 30, 2009, respectively, related to non-cash compensation expense for all employee stock option grants and employee stock purchases.  In addition, the year ended May 29, 2010 includes $7,000 of expenses related to the resignation of two senior executives, including the acceleration of recognition of compensation expense for employee stock option grants of $2,217.  The year ended May 30, 2009 includes a restructuring charge of $3.6 million related to severance payments and the consolidation of seven offices during the quarter.

2.
Contingent consideration expense for the three months and year ended May 29, 2010 is approximately $704,000 and $1.5 million, respectively, recognizing the change in the fair value of the contingent consideration liability associated with the acquisition of the Sitrick Brincko Group. The Company also recognized $500,000 for the three months ended May 29, 2010, as an estimate of the amount of contingent consideration owed to employees related to the Sitrick Brincko Group acquisition.

3.
The Company’s effective tax rate was 71.0% and (120.0%) for the three months ended May 29, 2010 and May 30, 2009, respectively and (938.8%) and 57.7% for the years ended May 29, 2010 and May 30, 2009, respectively.  For all fiscal periods presented, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company’s effective tax rate.  For the three months ended May 29, 2010, the Company established valuation allowances against deferred tax assets in certain foreign locations of $778,000.  For the years ended May 29, 2010 and May 30, 2009, the Company established valuation allowances against deferred tax assets in certain foreign locations of $4.7 million and $3.5 million, respectively.  In addition, the Company is unable to benefit from, or had limitations on the benefit of, tax losses in certain foreign jurisdictions.

RESOURCES CONNECTION, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands, except Adjusted EBITDA Margin)

	Quarter Ended		Year Ended
	May 29, 2010	May 30, 2009	May 29, 2010	May 30, 2009

	(unaudited)		(unaudited)

Consolidated EBITDA and Adjusted EBITDA
Net income (loss)	$2,314	$(6,284)	$(11,749)	$17,764

Adjustments:

Amortization of intangible assets	1,305	455	3,496	1,383

Depreciation expense	2,021	2,110	8,544	8,898

Interest income	(132)	(239)	(656)	(1,593)

Provision for income taxes	5,666	3,428	10,618	24,273

EBITDA	11,174	(530)	10,253	50,725

Stock-based compensation expense	2,882	3,979	15,493	17,790

Contingent consideration expense	704	—	1,492	—

Adjusted EBITDA	$14,760	$3,449	$27,238	$68,515

Revenue	$133,905	$132,049	$498,998	$685,576

Adjusted EBITDA Margin	11.0%	2.6%	5.5%	10.0%

RESOURCES CONNECTION, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands, except Adjusted EBITDA Margin)

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance, with generally accepted accounting principles (“GAAP”) to assess our financial and operating performance.  A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Adjusted EBITDA, a non-GAAP financial measure, is calculated as net income (loss) before amortization of intangible assets, depreciation expense, interest income, income taxes, stock-based compensation expense and contingent consideration expense.  Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue.  We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the performance of our Company.  Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity.  These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET INFORMATION
(in thousands)

	May 29, 2010	May 30, 2009

	(unaudited)

Cash, cash equivalents and short-term investments	$140,905	$163,741

Accounts receivable, less allowances	$73,936	$68,157

Total assets	$473,200	$412,019

Current liabilities	$57,749	$68,451

Total stockholders’ equity	$353,241	$337,917